GameStop Announces Long-Term Performance Award for Ryan Cohen
Compensation is 100% “At-Risk” and Contingent on Achieving Significant Performance Goals
Award Incentivizes Growth to a Market Capitalization of $100 Billion, Aligning Compensation Directly with Stockholder Returns

January 7, 2026

GRAPEVINE, Texas--(BUSINESS WIRE)— GameStop Corp. (NYSE: GME) (“GameStop” or the “Company”) today announced that its Board of Directors has granted a performance-based stock option award to Ryan Cohen, the Company’s Chairman and Chief Executive Officer. The award is designed to incentivize Mr. Cohen to achieve extraordinary growth. In order for the award to fully vest, the Company’s market capitalization would have to grow to $100 billion and the Company would need to achieve $10 billion in Cumulative Performance EBITDA (earnings before interest, taxes, depreciation and amortization).

Under the award, Mr. Cohen receives no guaranteed pay—no salary, no cash bonuses, and no stock that vests simply over time. Instead, his compensation is entirely “at-risk,” meaning he will only be paid if the Company achieves significant market and operational goals. This structure ensures that Mr. Cohen's incentives are directly aligned with creating long-term value for GameStop’s stockholders.

A Track Record of Transformation

Since joining the Board of Directors in January 2021, Mr. Cohen has overseen a significant turnaround of the Company’s financial health and operational efficiency.
•Market Capitalization: When Mr. Cohen joined the Board on January 11, 2021, GameStop’s market capitalization was approximately $1.3 billion. Today, the Company’s market capitalization stands at approximately $9.3 billion, representing a 615% increase in stockholder value during his tenure.
•Expenses: Total Selling, General, and Administrative (SG&A) expenses decreased from $1.7 billion in fiscal year 2021 to $950.8 million for the most recent trailing four fiscal quarters, representing a 44.4% reduction.
•Profitability: The Company has transitioned from a net loss of $381.3 million in fiscal year 2021 to a net income of $421.8 million for the most recent trailing four fiscal quarters.

Compensation Award Details

The total award consists of stock options to purchase 171,537,327 shares of the Company's Class A common stock at a price of $20.66 per share.

The award is divided into nine tranches that are eligible to vest only if the Company achieves both a “Market Capitalization Hurdle” and a corresponding “Cumulative Performance EBITDA Hurdle”.
•Market Capitalization Milestones: The first tranche vests only if GameStop achieves a market capitalization of $20 billion. Each subsequent tranche requires an additional $10 billion increase in market capitalization, up to $100 billion.
•Operational Milestones: In addition to market capitalization growth, Mr. Cohen must meet profitability targets. The first tranche requires Cumulative Performance EBITDA of $2.0 billion, with targets increasing for each subsequent tranche up to a cumulative amount of $10 billion.

If the Company does not achieve the minimum Market Capitalization Hurdle of $20 billion and Cumulative Performance EBITDA Hurdle of $2.0 billion, no options will vest and Mr. Cohen will have no opportunity to receive compensation from the award. There is no interpolation between hurdles; the specific targets must be met in full for a tranche to be earned.

The following table summarizes the vesting tranches and the required milestones for each:

Tranche	% of Award	Market Cap Hurdle	Cumulative Performance EBITDA Hurdle

1	10%	$20 Billion	$2.0 Billion
2	10%	$30 Billion	$3.0 Billion
3	10%	$40 Billion	$4.0 Billion
4	10%	$50 Billion	$5.0 Billion
5	10%	$60 Billion	$6.0 Billion
6	10%	$70 Billion	$7.0 Billion
7	10%	$80 Billion	$8.0 Billion
8	15%	$90 Billion	$9.0 Billion
9	15%	$100 Billion	$10.0 Billion

Upcoming Shareholder Vote

The new performance award was created by GameStop’s Board of Directors (with Ryan Cohen having recused himself) after careful discussion and analysis and in consultation with a third-party compensation advisory firm. Although the Board reached an agreement with Mr. Cohen regarding the award on January 6, 2026, its effectiveness is subject to the approval of GameStop’s stockholders, who will be asked to approve it at a special meeting that is expected to be held in March or April 2026. Mr. Cohen will recuse himself from the vote on the award so that GameStop’s other stockholders have the opportunity to determine the outcome.

Contacts

GameStop Corp. Investor Relations
(817) 424-2001
ir@gamestop.com

Cautionary Statement Regarding Forward-Looking Statements – Safe Harbor

This Current Report on Form 8-K contains “forward-looking” statements, as that term is defined under the federal securities laws, that are based on management’s beliefs and assumptions and on information currently available to management. In some cases, forward-looking statements can be identified by the use of terms such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “pro forma,” “seeks,” “should,” “will” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual events to differ from the Company’s plans. These risks include, but are not limited to, market risks, trends and conditions, and those risks included in the section titled “Risk Factors” in the Company’s filings and reports with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended February 1, 2025 and its Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 2025, August 2, 2025, November 1, 2025, and other filings that the Company makes from time to time with the SEC, which are available on the SEC’s website at www.sec.gov. In addition, forward-looking statements contained in this Current Report on Form 8-K are based on assumptions that the Company believes to be reasonable as of the date of this Current Report on Form 8-K. The Company assumes no obligation to update these forward-looking statements as a result of new information, future events, changes in expectations or otherwise except to the extent required by applicable law.